Exhibit 4.7

OPTION CONTRACT FOR THE PURCHASE OF
MINING CONCESSIONS

RÍO CÓNDOR RESOURCES S.A.

AND

ORTIZ CARRASCO MARIA TERESA

In Santiago, on December three 2009, before me there appear (…) [NOTARY MENTIONS] (…) RÍO CÓNDOR RESOURCES S.A., closely held stock corporation engaged in mining, taxpayer number 76,072,443-2 properly represented, as will be evidenced by Mr. FRANCISCO SCHUBERT SEIFFERT, Chilean, married,, mechanical engineer, national identification card number 6,095,824-6,both domiciled in this city at Camino del Sol number 3895-7, Borough of Lo Barnechea, hereinafter indistinctly “RCR” or “Beneficiary”, for one part, and on the other Mrs. MARIA TERESA ORTIZ CARRASCO, Chilean, entrepreneur, with full separation of property, identification card No. 4,480,212-0, properly represented as will be evidenced by Mr. JULIO ERNESTO SANTANDER NOEMI, Chilean, married to the previous appearing party and with full separation of property, entrepreneur, national identification card number 4,535,121-1, both domiciled in this city at No. 565 Avenida Ricardo Lyon, apartment 71, Borough of Providencia, hereinafter also the “Offeror”, the appearing parties of legal age who evidenced their identity with the aforementioned cards and state

FIRST: MINING CONCESSIONS SUBJECT OF THE CONTRACT.

The Offeror declares that it is the only and exclusive owner of the mining claims called “SOESMI UNA A TREINTA Y DOS” ”, whose constitutive sentence and survey certificate are registered on folio 216 over No. 121 of the Property Registry corresponding to the year 1949 of the registrar of Mines of Copiapó. In turn, the title of domain in the name of the Offeror is registered on folio 13 No. 5 of the Property Registry corresponding to the year 2000 also of the Registrar of Mines of Copiapó´. For all purposes of this agreement, the Offeror declares that all the mining petitions identified are in accordance with the law and properly registered, that they are not liable to encumbrances, prohibitions, embargoes or litigations, and their claim fees have been duly paid and are up date. The situation of location and extension of the mining claims identified above, is detailed in its survey certificate and drawing and also in the drawing that forms Annex A, which properly signed by the parties is understood to form part of this instrument, being notarized under the same repertory as this deed.

SECOND. DENOMINATION OF THE CONCESSIONS.

The parties agree that the group of mining claims identified in the first clause above, as well as all the rest of the petitions and/or manifestations or mining concessions that the Offeror, pro se or by a representative, may register in their name and are located fully or partially in the area indicated in the drawing that forms Annex A of this contract, constitute the subject of the mining Option subject of this contract, which will be called hereinafter for the purposes of this contract, the “Properties”.

THIRD. PURPOSE OF THE CONTRACT.

The Offeror hereby grants in favor of RCR Option to buy and offers irrevocably to sell, assign and transfer, in the terms of article 169 final paragraph of the Mining Code, the Properties identified in the first clause of this instrument in the way, terms and modalities that are expressed in the following clauses. Mr. FRANCISCO SCHUBERT SEIFFERT in the representation with which he is vested, hereby accepts for RCR, in the terms of article 169 of the Mining Code, the Option referred to, RCR reserving the faculty of accepting or rejecting the offer in the form, conditions and modalities that are expressed in this instrument. The period in which the Beneficiary of the Option or its assignees or successors may freely accept or reject the offer to purchase the properties, will expire at midnight of the last day of the period of thirty six months, as of this date. Therefore, at any moment before the expiration of such period, RCR, or whoever may succeed it in its rights, if up to date in the payments referred to in clause six, may express its will to enter into the purchase sale, in which case it must only pay the balance of price that is pending, after imputing the sums already paid, in accordance with the sixth clause of this contract. In the event that RCR or whoever may succeed it in its rights, does not express its intention within the period indicated or does not pay any one of the installments that are detailed in letters (b) to (f) of numeral six one of the following sixth clause, it will be understood that it does not desire to persevere in the business and consequently the Option will expire. The payment of the sums pending payment of the price of purchase sale at the time the Option is exercised, must be made directly to the Offeror or whoever may represent it especially for this purpose or else, if it cannot be done in that way, leaving in the hands of the Notary before whom the deed of acceptance of the offer is issued, who will be the same Notary who attests to his deed or whoever may replace, substitute or succeed him, sight draft issued in favor of the Offeror giving instructions to such notary to deliver to the Offeror or whoever represents its rights, such document once the registration of the Properties is evidenced in favor of the Beneficiary, free from any encumbrance, prohibition, embargo or litigation.

 The acceptance of the offer must be expressed within the time period indicated, through a public deed delivered before the Notary who attests, or whoever may replace or succeed him in his Notary, copy of which, together with copy of the instructions of payment of any balance pending payment of the price at the date of the exercise of the Option as indicated previously, must be sent to the Offeror to the domicile indicated in the appearance of this instrument or that which has been reported in writing to the Beneficiary before the time of acceptance, through certified letter on the business day following that of its delivery In such event the Registrar of Mines of Copiapó, having in sight the certified copy of this deed and an authentic copy of the deed of acceptance delivered by RCR or by whoever may succeed him as Beneficiary or assignee of the Option, shall register the domain of the Properties in favor of RCR or, in its case, in the name of its successors or assignees, in accordance with what is provided in the final paragraph of Article 169 of the Mining Code. Likewise with the sole merit of the deeds referred to and at the request of their bearer, the Registrar of Mines of Copiapó will proceed to release and cancel the prohibitions and limitations that are hereby constituted in favor of the Beneficiary of the Option and to make the annotations of release on the margin of the registrations that are made of this Option in the pertinent Records of such Registrar. The parties agree that it will be a requirement for the acceptance, that in the deed that is issued by RCR for this purpose the attesting Notary shall leave evidence that RCR has delivered a sight draft in favor of the Offeror with the unpaid balance of the price at the date of acceptance of the Option. In the event that for any reason or motive RCR does not exercise the purchase Option of the Properties subject of this contract, any sum already paid to the Offeror on account of the price of the purchase sale offered, shall remain in its favor in the way of an advanced and only indemnification of any damage that could be caused if the Option is not exercised. If RCR according to what has been contracted, should refuse the Option and does not exercise it within the period fixed, with the sole merit of this deed, or of the document in which the Beneficiary of his Option expresses its decision not to exercise it, the Offeror may request the Registrar of Mines of Copiapó mentioned previously to release and cancel any registration, subregistration and annotation that may have been made in relation with this contract.

FOURTH. AUTHORIZATION OF EXPLORATION

According to what is provided by article 53 second paragraph of the Mining Code, and in its case, by the articles 107, 113 and 116 of the same legal body, the Offeror hereby grants to RCR authorization to perform all the works that are necessary to recognize the geologic potential of the lands comprised by the Properties subject of this Contract. The Offeror authorizes RCR, hereby, to carry out exclusively exploration and prospecting operations on the Properties throughout the duration of this contract. Making use of the right of exploration and within the term indicated RCR is understood authorized to effect pro se and through its technical personnel or with the concourse or participation of third parties all kinds of investigation, reconnaissance, exploration and prospecting, being able to make test pits, perform analyses, drilling, galleries, tunnels, roads and other reconnaissance work. RCR will also be especially authorized to request in favor of the Properties, mining easements of those contemplated in articles 120 and following and 126 and following of the Mining Code, RCR being responsible for the payment of the compensations or indemnifications to which the constitution of such easements gives rise while this Contract is effective, without any charge for the Offeror. RCR will be responsible for all the activities executed in the Properties subject of This contract. Likewise, RCR binds itself to carry out its activities in accordance with the technical guidelines, of protection to the environment and of safety established in the pertinent legal and regulatory norms, requesting the permits and authorizations that may be relevant. In no event will RCR assume responsibility of any kind for the conditions of the place where the mining claims are located, derived from the activities developed prior to this date, responsibility that is of exclusive account of the Offeror.

FIFTH: MAINTENANCE OF THE PROPERTIES.

5.1. While this Contract is effective, it will be the responsibility of RCR to perform all the actuations that mining legislation contemplates destined to the defense of the Properties from all actions of third parties that pretend to obtain their expiration or extinction or overlapping, RCR being obliged to take charge only while this contract is effective, the full and timely payment of the claim fees to which the Properties are liable, under its exclusive cost and responsibility, as well as any cost related with the maintenance and protection of the Properties, without any charge to the Offeror, nor for which restitution can be claimed., nor impute the price agreed.

5.2. The parties leave on record that RCR, acting in the name and in representation of the Offeror will be hereby authorized to cover the Properties with a layer of exploration and/or exploitation mining concessions that overlap them, concessions that, if the Option is not exercised, must be transferred to the Offeror by RCR in the stage of proceedings in which they are, free from cost TO the Offeror.

5.3. In order to authorize RCR to defend the Properties judicially, including the request for mining legal easements in favor of the Properties the Offeror hereby grants to RCR special mandate, as broad as necessary for the proper fulfillment of its commission, mandate that can be exercised by RCR through any of its ordinary or special attorneys in fact, releasing it from the obligation to render account of its omission, RCR informing the OFFEROR in a timely manner about the actuations that they may perform under this mandate at their sole request.

SIXTH. PRICE OF THE PURCHASE SALE OFFERED.

6.1. It will be the equivalent of a million dollars to be paid by RCR on the following opportunities: a) seventy five thousand dollars that RCR pays in this act, in its equivalent in national currency of 37,459,500 Chilean pesos by sight draft number 1523294 of Banco Security in the name of the Offeror, MARIA TERESA ORTIZ CARRASCO, in accordance with the exchange rate corresponding to the observed dollar, publicized today by the central Bank of four hundred and ninety nine point forty six pesos per dollar of the United States of America, the Offeror, properly represented, stating that she has received it to her full satisfaction; b) fifty thousand dollars once the period of six months has elapsed since the date of this deed, that is to say at the latest on June 3, 2010, (c) fifty thousand dollars after twelve months have elapsed from the execution of this deed, i.e. at the latest on December 3, 2010; (d) one hundred thousand dollars after eighteen months have elapsed since the execution of this deed, that is, at the latest on June 3, 2011; (e) one hundred and fifty thousand dollars after twenty four months have elapsed since the execution of this deed, that is, at the latest on December 3, 2011; and (f) five hundred and seventy five thousand dollars after thirty six months have elapsed from the execution of this deed, that is, at the latest on December 3, 2012, and against the acceptance by RCR of the Offer and the registration in its name of the Properties in the Property Registry of the Registrar of Mines of Copiapó. In the event RCR should decide to exercise the Option before the expiration of the period of 36 months of effectiveness of the Option subject of this letter it must advance the payment of any sum that on account of the fixed part of the price of the purchase sale that it owes on the date of the exercise of the Option in such a way that the fixed part of the price of the purchase sale price is fully paid.

6.2 If RCR wishes to desist from the Option subject of this Contract, it promises to communicate it in writing to the Offeror in a period that cannot be less than thirty days from the expiration date of the payment which on account of the fixed part of the purchase sale price must be effected. In the event that for any reason or motive RCR delays in effecting a payment of those detailed in letters (b) to (f) referred to previously, then RCR will have a waiting period of fifteen days from the date of expiration of the respective installment to get up to date in the payment. If RCR does not make the pertinent payment within such term, it will be understood that it desists from exercising the Option, subject of this contract and the contract will terminate ipso facto, without the need of judicial or arbitral declaration.

6.3 The payment of each one of the price installments in letters b) to (f) of number six.one above will be effected in the offices of the Notary attesting to this deed or whoever succeeds, substitutes or replaces him, against the signature of the Offeror, of the pertinent public deed of receipt. The burden or optional obligation of the Beneficiary for the Offeror of paying each one of the installments of price mentioned in this section, will be entirely complied with and in a timely manner, upon payment of each of the price installments mentioned in this section, with the delivery to the Notary that attests to this deed, of a sight draft issued in the name of the Offeror. The sight drafts must be issued for the sum corresponding to the installment in question in accordance with the publicized observed exchange rate that corresponds to the day of payment in its equivalent in pesos national currency of Chile. The Notary will not deliver to the Offeror, or whoever represents his rights, the sight draft which may correspond to it, except against the signature of all of them in the corresponding public deed of receipt The memorandum of the public deed of receipt will be delivered by RCR to the intervening Notary. The notaries dues that are caused by reason of these payments will be for account of the Beneficiary.

SEVENTH. OVERPRICE.

Once the following conditions are complied with: (One) (a) that RCR initiates the commercial exploitation of the Properties, decision that is a matter of exclusive resolution of RCR, then RCR shall pay to the Offeror an overprice consisting in a royalty – the 2Royalgy” calculated on the basis of the sales of the minerals that are obtained from the Properties, hereinafter the “Mineral Products”. The royalty will commence to accrue from the date on which the condition is fulfilled that RCR commences the commercial sale of the commercial production of “Mineral Products”. The Royalty will be calculated on the basis of the production and sale of the “Mineral Products” equivalent to two per cent of the "Net smelter return" – NSR. The royalty must be paid throughout the period in which the Properties are exploited. Two) for these purposes Net Smelter return or “NSR” will be understood to be the gross credit that RCR receives in any determined quarter for the concept of the sale of Mineral Products, as this term is defined in number four, following, corresponding to the commercial value of the metals contained less successively: (i) if RCR should make sales of concentrates or precipitates, the smelting processing costs, including, as may be the case, metallurgical deductions, fusion and refining charges, treatment charges, fines for impurities and costs of sales and of handling charged by the smelter, refinery or other buyer (ii) the costs of handling, transportation and insurance of the mineral of direct smelting (as defined hereinafter) from the Properties or from a – concentrator, whether it is situated in or outside the Properties (considered either individually or jointly with the mining claims referred to in number One above) to a smelter, refinery or other treatment place, and (iii) taxes that are applied on the value of the production, or on the basis of the quantity produced, excluding income taxes. Three) “Direct smelting mineral" will be understood to be any mineral of such a quality that it will have commercial value and can be treated directly in a smelter without passing through prior treatments of concentration, extracted from the Properties (considered either individually or jointly with the mining claims referred to in number One above) except concentrates, precipitates, or other material or product that come from other mining exploitations of RCR different from the Properties and those concessions referred to in number One) above and that are treated jointly with the minerals extracted from the Properties (considered either individually or jointly with the mining claims referred to in numeral One above) in which case such concentrates, precipitates or other material or product will not be considered as “Mineral Products”. Doré metal or other refined metallic products that RCR obtains from the mining operations related with the Properties (considered either individually or jointly with the mining claims referred to in numeral One above) and that they commercialize a such, shall also be understood to be “Mineral Products" but from their price of sale the costs of fusion and refining in which they have actually incurred to obtain shall be deducted from their price; and the minerals of direct smelting that RCR obtains from the mining operations related with the Properties (considered either individually or else jointly with the mining claims referred to in number One above) and that they commercialize as such, adding to their sale price the costs incurred by whoever processes them. Five) At the latest within the sixty days following each quarter after that of the initiation of the commercial production of the Properties and of the first sale of Mineral Products, RCR will present to the Offeror – according to section six.four of the preceding sixth clause – a reasonably detailed statement (recuperation, grades, production cost and other relevant ones for the determination of NSR) on the last day of the immediately preceding quarter or that of the initiation of the commercial production and first sale of Mineral Products in the case of the first payment, of the calculation of the royalty to be paid to the Offeror with respect to the corresponding quarter. Six) Any adjustment of calculation of the royally that could arise in accordance with what has been exposed as for example as the result of a quarterly statement to which number eight of this clause refers, shall be effected in the immediately following quarterly statement. Seven) For the purposes of the calculation of the amount of the Royalty if RCR should sell a Mineral Product to one of its related, subsidiary or affiliated companies without having negotiated the sale price in an equal way, in such case and only for the purpose of the calculation of the NSR and regardless of the actual amount of the sale price, RCR must add to the actual amount of such sale price the sum that is sufficient so that such sale price will constitute a reasonable net sale price of the Mineral Product, as if it had been negotiated in an equal manner, after considering all the pertinent circumstances (including without limitation, the market conditions prevailing with respect to the Mineral Product, concentrates or other materials or products similar to the corresponding product).

By notice RCR will inform the Offeror of the amount of the reasonable sale price and if the Offeror does not object to it within the sixty days following the receipt of such notice, such amount will be definitive and compulsory for the purpose of this clause. Eight) RCR will prepare a quarterly statement of the royalty at the latest within the sixty days following the closing of each quarter, and RCR must deliver to the Offeror immediately a copy of such statement; Nine) RCR binds itself to keep complete records up to date as regard the production and sale of Mineral Products, including accounts, registries statements and returns related with the provisions of treatment and smelting of the Mineral Product, the Offeror being authorized at all reasonable times including during a period of sixty days following the termination or revocation of this deed, to inspect such records, statements and returns, and to make copies thereof in order to check the amount of the payments of royalty that RCR must make to the Offeror in accordance with what is provided herein. The Offeror shall be entitled to ask at its own cost for the annual audit of such accounts from external independent auditors. Ten) all the payments for the concept of –royalty shall be considered concluding in the full compliance of all the obligations of RCR in this connection if such payments or their calculation are not refuted by the Offeror acting as indicated in the preceding number, within the sixty days following the receipt by the Offeror of the quarterly statement to which number eight above refers. Eleven) RCR shall notify the Offeror about the date of commencement of the commercial production and of the first commercial sale of Mineral Products. RCR may extract reasonable quantities of mineral and rocks from the Properties (considered either individually or else jointly with the mining claims referred to in number One above) for purpose of sampling in volume and of assays, for which it will not have to pay Royalty to the Offeror, unless there is income from the corresponding mineral and rocks. Twelve) RCR will be entitled to mix with minerals of the Properties (considered either individually or jointly with the mining claims referred to in number One above) the mineral that it obtains from other properties, subject to the fact that before such mixture, RCR must adopt and apply reasonable prices and procedures of weighing, determination of the humidity content, sampling and essay, and also must use reasonable and accurate recovery factors to establish the quantities of products derived from or attributable to the mineral extracted and produced from the Properties.

 RCR will maintain accurate records of the results of the samplings weighing and analysis of the mineral extracted and produced from the Properties (considered either individually or else jointly with the mining claims referred to in numeral One above). Thirteen. At any moment of this date RCR will be entitled to acquire royalty both from the Offeror, the royalty once commercial production of the Properties starts, paying as only price for such purchase the sum of one million dollars in cash, which will terminate the obligation of RCR of paying the royalty to the Offeror. Fourteen). As of the initiation of Production of the Offeror, it will always have the possibility of being able to sell to a third party its right to collect the Royalty agreed, subject to the procedure called of “First refusal” which is described below. In the event that the Offeror should decide to sell such right to a third party, they will have the obligation to send written notice to RCR about the offer it receives from the third party, starting to accrue from the date of reception of the notice in the domicile of RCR, a period of sixty days so that RCR will take a decision about such offer. RCR shall be entitled to equal the offer of which the Offeror has given notice, and for this purpose must send written notice to the Offeror within such time period of sixty days. If it does not reply within that time period, it will be understood that it has decided not to acquire the right of the Offeror to collect and receive the royalty agreed. In case RCR should decide to acquire such right in the price and conditions offered by the third party to the Offeror, then the purchase of the rights of the Offeror must be implemented through a public deed within the following thirty days from the expiration of the period of sixty days already referred to. In the event RCR does not reply or decides not to acquire such rights within the period just mentioned then the Offeror shall be authorized to sell its rights to such third party and in the conditions (price and modalities, if applicable) reported in the written notice sent to RCR. The respective contract that must be evidenced by public deed must be executed between the Offeror and the third party in the maximum term of sixty days counted from the expiration of the original term of sixty days that RCR has to respond to the notice of the Offeror. If the contract is not executed with the third party within the period indicated, it will be understood that such offer has not been successful so that what is provided in this numeral once again is applied. Fifteen) the Offeror declares that it is aware that the obligation stipulated in this clause has a modal nature, since it is subject, in each case, both to certain events or conditions and/or terms that depend from one of the parties as also of the circumstances inherent to the mining exploration and exploitation activities.

Therefore, and furthermore, the Offeror declares that it gives its express agreement that RCR – in view of the contractual positron of buyer that it will have eventually and considering the technical suitability and professional experience of its administration – shall decide at its sole judgment whether or not it starts the construction of a mine that includes one or more of the Properties, which of such Properties it includes for exploitation and/or for the purpose that it may consider timely or convenient, whether or not it commences commercial production, the class, size type, modalities, techniques, opportunity, terms and other particularities of the mine and of the commercial production. Sixteen) Notwithstanding that the NSR royalty – mentioned previously- has the nature of conditional or modal and for the same reason does not derive from them resolutory action and even in the event that such quantities or NSR royalty accrue, the Offeror, furthermore, hereby simply and plainly waives such resolutory actions. The parties leave on record in any case, that once the NSR Royalty has accrued as stipulated in this clause, the Offeror will have action only to demand its payment, if this is not effected according to this clause.

EIGHTH: OBLIGATION OF THE OFFEROR WITH RESPECT TO THE PROPERTIES.

The Properties subject of this Option must be maintained during their effectiveness by the Offeror free from any encumbrance, prohibition (with the exception of the mortgage and prohibition that in this same instrument is constituted in favor of RCR), embargo and litigation, and the Properties must be in such situation at the time when the Offer is accepted and if the purchase sale offered is implemented. It will be the obligation of the Offeror to perform at its cost all the actuations that RCR may require during the effectiveness of the Option tending to solve any defect or objection of the domain titles of the Properties. If this is not done RCR may request the arbitrator to keep in his hands all or part of the price of the Option until this has been corrected according to the law.

NINTH. STATE IN WHICH THE PROPERTIES WILL BE SOLD.

The Properties will be sold as they are, with all their uses, entitlements, rights and easements registered, the seller responding for the clearing of title in accordance with the law.

TENTH. RESPONSIBILITY FOR THE OBTAINMENT OF THE PERMITS

The parties place on record that the obtainment of any kind of permits that may be required for the exploration and/or exploitation of the Properties will be for the exclusive account of RCR, and in this case the Offeror must provide all the collaboration that is possible.

ELEVENTH. ASSIGNMENT OF RIGHTS

It is hereby convened that RCR will be authorized to assign either fully or partially the rights and obligations that arise for it from this Contract, the assignee becoming responsible for the same obligations that RCR contracts in this instrument and about which express record must be left in the assignment contract, for which it will suffice to send to the Offeror written notice about such assignment, to which a true copy of the assignment contract will be attached. The Offeror cannot assign any of its rights and obligations without the prior written consent of RCR.

TWELFTH. FORCE MAJEURE

It is hereby convened that the obligations assumed by RCR by virtue of this Contract in favor of the Offeror, specifically those relative to the payment of the price of purchase sale detailed in the sixth clause above, will be suspended in cases when events constitutive of Force Majeure occur according to the definition of such concept by Article 45 of the Civil Code, including events such as, but although this is not limitative, expropriation or confiscation of the facilities, fulfillment of orders or requirements of any governmental authority, opposition of the owners of superficial lands comprised by the Properties, acts of war, rebellion, sabotage and damages that result from them, fire, floods, earthquakes, explosions or accidents, popular riots, illegal strikes or other similar cause, whether of the same kind or nature or that have not been under the control of RCR, and that even exercising reasonable care could not have been prevented. This does not release RCR from its obligation of maintenance of the Properties, including the payment of the claim fees. RCR must give notice in writing to the Offeror of any event of Force Majeure within the period of ten calendar days, counted from the date on which such event occurred. Once the event has terminated RCR must also communicate it in writing, and the fulfillment of the obligations will be resumed immediately. In case of disagreement in the qualification of the eventual force Majeure, the Offeror may resort to the arbitrator appointed in this instrument, requesting what is considered convenient for its rights.

THIRTEENTH. NOTICE OF TERMINATION OF CONTRACT

At its sole discretion, during the effectiveness of this Contract, RCR may terminate it at any moment giving notice to the Offeror and, if the payment of the debt is still pending, applying what is provided in Number six point four of the sixth clause above – with 30 days advance, subject to the fact that it complies with all the obligations that are detailed in the following fourteenth clause. In any event, if the Option is not exercised within the period of forty eight months given in this Contract, notwithstanding not sending such notice, it will be understood that RCR has waived such exercise. From the date of such notice, RCR will cease to have any obligation with respect to the Properties and payments to the Offeror with the exception of what is convened in the following fourteenth clause.

FOURTEENTH. OBLIGATIONS OF RCR UPON TERMINATION OF THE CONTRACT.

If for whatever reason the purchase sale offered is not implemented, RCR must deliver free to the Offeror the information obtained as a result or on occasion of the exploration made in accordance with this Contract both geological, of drillings, samplings, geophysics, analyses, core drills, grades, etc., the list given being merely exemplary. Likewise, RCR must clear machinery the Properties to which this Contract refers and that will be the object of exploration completely from staff, constructions, installations, equipment, provisions and . RCR must comply with these obligations within the maximum term of sixty days, counted as may be pertinent from the date on which it gives notice by certified letter of its decision of not persevering in the purchase sale contract offered or else when the period of effectiveness of the option expires.

FIFTEENTH. EXCHANGE RATE.

The quantities of currency expressed in dollars in this deed will be liquidated in pesos, national currency, at the Exchange rate of the observed dollar of the United States of America published in the Official Gazette on the day of the respective calculation, in accordance with what is provided in No. 6 of chapter I of the Compendium of International Exchange Rules. In the absence of such rate of exchange, the rate of Exchange to which reference is made in article 20 first paragraph of Law 18,010 will be applied.

SIXTEENTH. COMMUNICATIONS AND NOTICES.

Any notice or communication that one of the parties must send to the other as stipulated herein, and provided it does not contemplate a special form of notice, must be sent in writing, in Spanish, to the Offeror and it will be considered delivered if the party notified receives it in its domicile indicated at the beginning of this Contract, or, if it is sent by certified mail, the remittance is made by a Notary Public with the rights prepaid and the letter is addressed to such party in its aforementioned domicile. In the notices by certified letter the party to whom it is addressed will be understood notified on the fifth business day after it is sent. Either of the parties can, through notice sent to the other party in the way foreseen in this Clause, change its domicile for the reception of such notices. The notices can also be sent by fax or electronic mail, but the original must be sent by Mail or by hand within the following twenty four hours.

SEVENTEENTH. MORTGAGE AND PROHIBITION.

The Offeror hereby constitutes in favor of RCR, for whom its representative accepts, first mortgage with respect to the Properties and prohibition to encumber, alienate or dispose in any way of the Properties, or enter into acts or contracts that limit or affect the tenancy, possession or ownership of the Properties without the prior and written consent of RCR, including among the Properties the exploration concessions or mining claims that succeed or substitute such Properties, for which the Offeror must concur at the simple requirement of RCR to the execution of the deeds that may be necessary to materialize such mortgages and prohibitions. Once the acceptance of the offer of purchase dealt with in this Contract or else if such Option is waived, the mortgage and prohibition will have no value or effect and the Registrar of Mines of Copiapó may be requested to release them.

EIGHTEENTH. EXPENSES

The dues charged by the Notary and the Registrar of Mines and Real Estate shall be for account of RCR.

NINETEENTH . ARBITRATION.

Should there arise any discrepancy, difficulty, difference of opinion or controversy between the parties in relation with the effectiveness of this Contract, the validity, interpretation, breach, partial fulfillment, execution or partial lack of execution or resolution thereof or any other cause in relation with this agreement, will be resolved by arbitration, hereby appointing for such purpose and in the order indicated Mr RAFAEL VERGARA GUTIERREZ, if he should be unable, Mr. JUAN LUIS OSSA BULNES and in defect of the latter Mr. CARLOS HOFFMANN CONTRERAS. If none of the above can accept the position, the respective arbitrator shall be appointed in accordance with the Regulations of Centro de Arbitrajes de la Cámara de Comercio de Santiago A.G., whose provisions are evidenced in the public deed of December 10, 1992 delivered in the Notary of Santiago of Mr. Sergio Rodríguez Garcés, and its subsequent modifications that form an integral part of this clause, the parties declare they know and accept. The parties shall appoint the arbitrator ex aequo et bono by mutual agreement and in case of disagreement, the parties grant special irrevocable mandate to Camara de Comercio de Santiago A.G., so that, at the written request of either of them, he may appoint the arbitrator ex aequo bono from among the members of the arbitral corps of Centro de Arbitrajes of that Chamber and who is or has been Professor of Mining Law of any of the Faculties of Law of the Universidad de Chile or Universidad Católica de Chile, or, otherwise a Professor of Civil Law of any of such Faculties. There will be no appeal against the resolutions of the arbitrator, so that the parties expressly waive them. The Arbitrator will be especially authorized to resolve any matter related with his competence and/or jurisdiction

TWENTIETH. JURISDICTION. . For all legal purposes that can be derived from this agreement, the parties establish their domicile in the city of Santiago.

TWENTY FIRST- FACULTY.

The bearer of a certified copy of this deed is empowered to request the registrations, subregistrations and annotations in the Registrars that may be relevant. Messrs. Jorge Cristian Quinzio Santelices and Marcelo Antonino Olivares Cabrera are also authorized so that either of them may correct the errors of citation or omission in the parts where they may have incurred in this Contract with respect to the identification of the Properties and for this purpose may present one or more memoranda with the respective Registrar and/or deliver or sign deeds or public or private instruments which are necessary or convenient.

TWENTY-SECOND: ONLY AND DEFINITIVE AGREEMENT

The appearing parties declare that this Option Contract constitutes their only and definitive agreement with respect to the Properties, declaring furthermore that the Letter of Intent executed between the Offeror, represented by Mr. Julio Ernesto Santander Noemi and Mr. Francisco Schuberts Seiffert, by private instrument authorized in the Notary of Vitacura of Mr. Luis Poza Maldonado, on October 26 of this year has been fully complied with and they give each other the broadest and most complete release.

AUTHORITIES: The authority of Mr. FRANCISCO SCHUBERT SEIFFERT to appear on behalf of RIO CONDOR RESOURCES S.A. is evidenced in public deed delivered on July 3, 2009 in the Notary of Santiago of Mr. Raúl Iván Perry Pefaur, which is not inserted as it is known to the parties and to the attesting Notary.

The authority of Mr. JULIO ERNESTO SANTANDER NOEMI to appear on behalf of MARIA TERESA ORTIZ CARRASCO is evidenced in public deed delivered on September 3,1996 in the Notary of Copiapó of Mr. Luis Contreras Fuentes, with certificate of effectiveness of November 11, 2009, delivered by the, Judicial Archivist of Copiapó, which is not inserted as it is known to the parties and the attesting Notary.

In witness whereof, and after reading, this is signed. Copy is given.

/s/ Francisco Schubert Seiffert
Francisco Schubert Seiffert
On behalf of Rio Condor Resources S.A.

/s/ Julio Ernesto Santander Noemi
Julio Ernesto Santander Noemi
On behalf of Maria Teresa Ortiz Carrasco

Annex A